Exhibit 99.1

Press Release:

BIO-LOGIC REPORTS 67% INCREASE IN SECOND QUARTER EARNINGS PER SHARE

19% Sales Increase Led By Rebound in Neurology and Sleep Systems

Launches New HALO Ear Muffin™ Hearing Disposable into Estimated $20 Million Market

MUNDELEIN, IL, September 21, 2004 – Bio-logic Systems Corp. (Nasdaq: BLSC), a designer and marketer of computerized medical electro-diagnostic equipment and disposables, today reported financial results for the fiscal second quarter and six months ended August 31, 2004. The company reported strong sales growth in neurology and sleep systems, and in its international hearing business.

Second Quarter Results

Net sales for the second quarter ended August 31, 2004, increased 19.0 percent to $8.2 million, compared with $6.9 million for the same quarter of the prior fiscal year. Gross profit margin decreased, however, to 67.1 percent from 67.6 percent for the same period of the prior fiscal year, due primarily to changes in product mix within electro-diagnostic products and systems. Total selling, general and administrative expense (SG&A) for the quarter increased $192,000 to $3.3 million, compared to $3.1 million for the second quarter of fiscal 2004. This increase was due primarily to expenses associated with the higher sales, partially offset by reductions in advertising and certain professional services. Research and development expense (R&D) increased $138,000 to $1.3 million, compared to $1.1 million for the same period of the prior fiscal year, due primarily to higher software development costs.

Operating income for the quarter was $975,000, compared to $459,000 for the same quarter of the prior fiscal year. Net income for the quarter was $703,000, or $0.15 per diluted share, compared to $400,000, or $0.09 per diluted share, in the second quarter of fiscal 2004. Income tax expense of $301,000 was 30% of income before income taxes in the second quarter of fiscal 2005, compared to $81,000, or 17% of income before income taxes, in the same period of fiscal 2004, primarily due to lower research and experimentation tax credits recorded in fiscal 2005.

Six Months Results

For the six months ended August 31, 2004, net sales increased 9.4 percent to $14.5 million, compared with $13.2 million for the prior fiscal year. Gross profit margin decreased, however, to 67.1 percent from 67.4 percent, due mainly to changes in product mix within electro-diagnostic products and systems. SG&A for the first six months of fiscal 2005 increased $385,000 to $6.3 million, compared to $5.9 million for the same period in fiscal 2004. The increase was primarily due to higher sales and marketing costs related to the introduction of new disposable products and expenses associated with the higher sales, partially offset by lower telecommunication costs and reduced expenses for certain professional services. R&D increased $134,000 to $2.3 million, compared to $2.1 million in the prior fiscal year, primarily due to higher software development costs, partially offset by reduced consulting expenses.

The company had operating income of $1.1 million in the first half of fiscal 2005, compared to $837,000 for the first six months of fiscal 2004. Net income for the six months was $817,000, or $0.18 per diluted share, compared to $674,000, or $0.15 per diluted share, for the same period of the prior fiscal year. Income tax expense of $348,000 was 30% of income before income taxes in the first six months of fiscal 2005, compared to $203,000, or 23% of income before income taxes, in the same period of fiscal 2004, primarily due to lower research and experimentation tax credits recorded in fiscal 2005.

Cash and cash equivalents at August 31, 2004, were $14.5 million, an increase of $1.8 million from the February 29, 2004 fiscal year end. Book value per share at the end of the fiscal 2005 second quarter increased to $5.05, up from $4.86 at the end of fiscal 2004.

“Our strong second quarter performance was led by a significant rebound in our domestic electro-diagnostic systems,” said Roderick G. Johnson, president and chief operating officer, commenting on the results. “We experienced double digit improvements in both our Ceegraph™ and Sleepscan™ products, with particularly strong results in sleep apnea monitoring systems. Domestic hearing system sales, which was led by our AuDX® handheld hearing screener, slowed somewhat from recent levels, but still grew a respectable 8 percent in the first half compared to the first half of fiscal 2004. The quarter also benefited from strong international hearing system sales, which overcame a slow first quarter to post 14 percent growth in the first six months of fiscal 2005 compared to the same period of fiscal 2004, led by the Navigator® Pro M·A·S·T·E·R™ and AEP.”

Looking Forward

“Based on the positive signs in the first half, we are hopeful that the momentum in our electro-diagnostic products can continue,” Johnson added. “Sleep apnea monitoring is becoming an increasingly important part of our electro-diagnostic systems business and should further benefit from the new Sleepscan VISION™, which we began shipping in June. We’ve added some major new customers in the sleep area, as well as increasing sales to existing customers, and our strong emphasis on customer training also appears to be adding to the improved results.

“The Navigator Pro continues to be our strongest product in the international marketplace, and though sales were only about even with last year domestically in the first six months, we expect improving results going forward. Bio-logic was recently notified that the Navigator Pro M·A·S·T·E·R has been given Frost & Sullivan’s 2004 Excellence in Technology Award in recognition of the product’s innovative design that offers integrated solutions for hearing screening and diagnostics. M·A·S·T·E·R operates on the cost effective Navigator Pro system, a modular diagnostic platform that does not require advanced computer skills to operate. We are proud to have been chosen for this prestigious award, which should add to the already strong acceptance of this fine product in the marketplace.

“Building on the success of our well-attended new technologies educational seminar series presented last year, we are currently working with an initial five universities to implement A·C·E - Auditory Centers for Excellence - our innovative program in partnership with thought leaders in the hearing community. These five institutions will serve as the model for the A·C·E program, which we plan to eventually offer at over ten sites across the country. This new program is intended to elevate the level of clinical competency of students, educators and practitioners through the power of continuing education, and will further enhance Bio-logic’s reputation as the industry leader in hearing diagnostics and infant screening.

“During the second quarter we launched the new HALO Ear Muffin, our over-the-ear acoustic coupler that can be used with our ABaer® and Navigator Pro M·A·S·T·E·R systems. The HALO has also been demonstrated to be acoustically equivalent to the Natus® ALGO® Flexicoupler™, and we intend to target our competitor’s customers with this high quality, lower cost alternative. Although just beginning to generate sales, the HALO has thus far been well-received in trials, and we expect that it will become a significant product in what we estimate to be approximately a $20 million market,” Johnson concluded.

About Bio-logic

Bio-logic Systems Corp., headquartered in Mundelein, IL, designs, develops, assembles and markets computer-based electro-diagnostic systems and related disposables for use by hospitals, clinics, school districts, universities and physicians. The systems conduct tests that are typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain disorders and tumors and sensory disorders, including audiological and hearing screening and diagnosis.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including statements under the caption “Looking Forward,” that reflect management’s current expectations about Bio-logic’s future results, performance, prospects and opportunities. Management has attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “could,” “should” or similar expressions, but these words are not the exclusive way of identifying these statements. These forward-looking statements are based on information currently available to management and are subject to a number of risks, uncertainties and other factors that could cause Bio-logic’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include general economic and business conditions, turnover in Bio-logic’s sales force, lack of acceptance of new technology by clinicians and other healthcare professionals, the results of research and development efforts, technological changes, competition, potential changes in regulation by the FDA, costs relating to manufacturing of products, the timing of customer orders, the ability of certain suppliers to meet requirements, Internal Revenue Service determinations and other facts affecting the realization of the anticipated tax credits and other factors detailed from time to time in Bio-logic’s filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, Bio-logic undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

Financial Table Follows…

Bio-logic Systems Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Retained Earnings

(Unaudited)

(In Thousands, Except for Share Amounts and Per Share Data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2004	2003	2004	2003
NET SALES	$8,242	$6,927	$14,493	$13,246

COST OF SALES	2,710	2,241	4,769	4,316

Gross Profit	5,532	4,686	9,724	8,930

OPERATING EXPENSES:
Selling, general & administrative	3,287	3,095	6,334	5,949
Research & development	1,270	1,132	2,278	2,144

Total operating expenses	4,557	4,227	8,612	8,093

OPERATING INCOME	975	459	1,112	837

OTHER INCOME (EXPENSE):
Interest income	29	22	60	38
Interest expense	(1)	—	(8)	—
Miscellaneous	1	—	1	2

Total other income	29	22	53	40

INCOME BEFORE INCOME TAXES	1,004	481	1,165	877

PROVISION FOR INCOME TAXES	301	81	348	203

NET INCOME	$703	$400	$817	$674

RETAINED EARNINGS, BEGINNING OF PERIOD	15,558	13,836	15,444	13,562

RETAINED EARNINGS, END OF PERIOD	$16,261	$14,236	$16,261	$14,236

EARNINGS PER SHARE:
Basic	$0.17	$0.10	$0.19	$0.16

Diluted	$0.15	$0.09	$0.18	$0.15

BASIC SHARES OUTSTANDING	4,263,371	4,202,396	4,259,761	4,200,126

DILUTED SHARES OUTSTANDING	4,586,729	4,398,824	4,568,446	4,390,920

SELECTED BALANCE SHEET DATA

	As of August 31, 2004	As of February 29, 2004
Cash and marketable securities	$14,517	$12,750
Current assets	23,418	22,955
Total assets	27,186	27,194
Current liabilities	5,313	6,243
Long-term obligations	—	—
Shareholders’ equity	21,167	20,279